Exhibit 16.1

August 5, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the disclosure under the caption “Change in Accountants” in the Registration Statement on Form S-4 dated August 5, 2010, of Express, LLC, Express Finance Corp., Express, Inc. and Express GC, LLC and are in agreement with the statements contained in the first and second paragraphs on page 202 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/Ernst & Young LLP